Exhibit 10.7

EXECUTION COPY

FORM OF MASTER AGREEMENT

This Form of Master Agreement (the “Master Agreement”) is dated as of this          day of                     , 2006 (the “Effective Date”) by and among CARGILL, INCORPORATED, a Delaware corporation (“Cargill, Incorporated”), CARGILL COMMODITY SERVICES INC., a Delaware corporation (“CCSI”) (Cargill, Incorporated and CCSI are referred to collectively as “Cargill”), ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings”), and                             , a Delaware limited liability company (“Producer”), collectively referred to hereinafter as “Parties” or individually as a “Party.”

RECITALS

A. Producer intends to construct, own and operate a commercial facility at                                  that will produce denatured fuel-grade ethanol (as such plant may be expanded or upgraded according to the terms of the Corn Supply Agreement, the “Ethanol Facility”), which Ethanol Facility is anticipated to produce approximately 100 million gallons per year.

B. Producer desires and intends to procure certain goods and services from Cargill in connection with its ownership and operation of the Ethanol Facility.

C. Cargill agrees to provide Producer with such goods and services, in accordance with the terms and conditions of this Master Agreement and certain Goods and Services Agreements.

NOW THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. Definitions and Interpretation.

(a) Definitions. As used in this Agreement and in the Goods and Services Agreements, the following capitalized terms have the meanings indicated:

“Affiliate” means, with respect to any Person, (i) each Person that directly or indirectly, controls or is controlled by or is under common control with such designated Person, (ii) any Person that beneficially owns or holds 50% or more of the voting securities of such designated Person or 50% or more of the equity interest in such designated Person, and (iii) any Person of which such designated Person beneficially owns or holds 50% or more of the voting securities or in which such designated Person beneficially owns or holds 50% or more of the equity interest. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Exposure of Cargill” means, on any day of determination, an amount, if any, equal to the sum of (i) the amount which would be payable to Cargill if such day were an Early Termination Date (as defined in the NAESB Agreement) declared as the result of an Event of Default (as defined in such NAESB Agreement) with respect to Producer and if a payment was due to Cargill pursuant to Section 10.3.1 of the NAESB Agreement; plus (ii) the amount which would be payable to Cargill if the Risk Management Transactions (as defined in the Gas Advisory Agreement) were terminated as of such day as the result of an Event of Default with respect to Producer and if a payment was due to Cargill pursuant to Section 6(e)(i) of the 1992 ISDA Master Agreement; plus (iii) the amount which would be payable to Cargill if the futures advisory services (as defined in the Corn Risk Management Agreement) were terminated as of such day as the result of a Producer Event of Default as calculated pursuant to Section 4 of the Corn Risk Management Agreement; plus (iv) (without duplication) the Purchase Price (as defined in the Corn Supply Agreement) and other amounts invoiced to Producer pursuant to the Principal Documents that would be due and owing to Cargill by Producer if the Principal Documents were terminated as a result of a Producer Event of Default; plus (v) the Related Project Exposure of Cargill; minus (vi) any cash collateral, letters of credit or similar security held by Cargill in accordance with the terms of the Goods and Services Agreements or the Related Goods and Services Agreements. For clarification purposes, in calculating its Aggregate Exposure, Cargill may mark to market all open cash and futures positions.

“                Corn Supply Agreement” means that certain Corn Supply Agreement dated as of the Effective Date by and between Cargill, Incorporated and                                 .

“                            Master Agreement” means that certain Master Agreement dated as of the Effective Date by and among Cargill, Incorporated, CCSI, ASA Holdings and                                 .

“Business Day” means every day other than a Saturday, Sunday or any other day on which banks in the state of New York are permitted or required to remain closed.

“Confidentiality Agreement” has the meaning specified in Section 2(b).

“Corn Supply Agreement” has the meaning specified in Section 2(a).

“Damages” means any and all losses, costs, damages, expenses, obligations, injuries, liabilities, insurance deductibles and excesses, claims, proceedings, actions, causes of action, demands, deficiencies, lawsuits, judgments or awards, fines, penalties and interest, including reasonable attorneys’ fees, but excluding any indirect, incidental, exemplary, consequential or punitive damages.

“Default Rate” means an interest rate per annum equal to the lesser of (i) the interest rate per annum for large commercial loans as published in The Wall Street

Journal, midwest edition, as the “prime rate” (sometimes referred to as the “base rate”) from time to time (or, if more than one rate is published, the arithmetic mean of such rates), determined as of the date the obligation to pay interest arises, plus two hundred (200) basis points, and (ii) the maximum rate permitted by applicable law.

“Design-Build Agreement” means the Lump Sum Design-Build Agreement between Producer and Fagen, Inc., relating to the Ethanol Facility.

“DG” has the meaning specified in the DG Agreement.

“DG Agreement” has the meaning specified in Section 2(a).

“Ethanol” has the meaning specified in the Ethanol Agreement.

“Ethanol Agreement” has the meaning specified in Section 2(a).

“Ethanol Facility” has the meaning specified in the Corn Supply Agreement.

“Financing Documents” means any and all loan agreements, notes, indentures, security agreements, subordination agreements, mortgages, deeds of trust, participation agreements and other documents relating to the construction, interim, working capital and long-term financing of the Ethanol Facility and any refinancing thereof provided by the Financing Parties, including any and all modifications, extensions, renewals and replacements of any such financing or refinancing.

“Financing Parties” means any and all lenders, and any trustee or agent acting on their behalf, providing senior or subordinated construction, interim, working capital or long-term debt financing or refinancing to Producer or its parent, ASA Holdings, the proceeds of which are applied in whole or in part to the financing of the Ethanol Facility. For purposes of any notices that are required to be provided to or by the Financing Parties hereunder or under any Goods and Services Agreement, notice to or by the Persons set forth on Schedule 1 attached hereto (as updated from time to time by written notice from Producer to Cargill, Incorporated) shall be deemed to have fulfilled such notice requirement.

“Force Majeure” has the meaning specified in Section 4(a).

“Goods and Services Agreements” has the meaning specified in Section 2(a).

“Goods” or “Services” means the goods and services to be provided under the Goods and Services Agreements.

“Grain Facility” has the meaning specified in the Corn Supply Agreement.

“Grain Facility Lease” means that certain Grain Facility Lease dated as of the date hereof by and between Cargill, Incorporated and Producer.

“Lien” means any mortgage, deed of trust, pledge, charge, security interest, easement or other lien or encumbrance.

“                            Corn Supply Agreement” means that certain Corn Supply Agreement dated as of the Effective Date by and between Cargill, Incorporated and                                 .

“                            Master Agreement” means that certain Master Agreement dated as of the Effective Date by and among Cargill, Incorporated, CCSI, ASA Holdings and                                 .

“Material Adverse Effect” means, with respect to Cargill, Incorporated, CCSI or Producer as the context requires, a material adverse effect on, or a material increase in the costs of, any of (a) the operation and maintenance of the Grain Facility (in the case of Cargill, Incorporated) or the Ethanol Facility (in the case of Producer), (b) the performance of the Goods or Services for the benefit of Producer, (c) the ability of a Party to meet its respective obligations under any material permit, license or authorization issued by a governmental authority, or (d) the business, operations or financial condition of Producer or Cargill. Material Adverse Effect shall not include any material adverse effects or material increases in costs that occur within the ordinary course.

“Net Aggregate Exposure” means, on any date of determination, the Aggregate Exposure of Cargill less all amounts then owing by Cargill to Producer and the Related Producer Entities.

“Net Revenues” means, on any date of determination, the fair market value of the Ethanol or DG that could have been produced at the Ethanol Facility but for a Cargill breach or default of its obligations under the applicable Principal Document less the cost of all inputs (including all raw materials) that would have been used exclusively to produce such Ethanol or DG, less all variable costs that are not deemed inputs to the extent saved as a direct result of the breach or default.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, limited liability company or any other entity of whatever nature.

“Principal Documents” means, collectively, the Master Agreement, the Corn Supply Agreement, the Ethanol Agreement and the DG Agreement.

“Prohibited Parties” means, collectively, the Persons listed on Exhibit B hereto and the Affiliates of such Persons, as reasonably updated by Cargill, Incorporated on an annual basis during the Term with the prior written consent of Producer, which consent shall not be unreasonably withheld; provided, however, that in no event shall there be more than five (5) Prohibited Parties, but there may be any number of Affiliates of such Prohibited Parties.

“Project Entities” has the meaning specified in Section 12(o).

“Qualified Person” means a natural person selected by a Party who is versed in and reasonably understands accounting and financial matters sufficient to inspect and review the books and records of the other Party. The Qualified Person must be (i) an independent certified public accountant, (ii) an individual employed by Producer (or a member of Producer) or Cargill, as applicable, or (iii) with the prior written consent of the non-inspecting Party, which consent shall not be unreasonably withheld, another individual acting on behalf of Producer or Cargill.

“Related Equipment” means (a) the Belt and Bulk Weigher as defined in the                          Corn Supply Agreement and (b) the Belt and Bulk Weigher as defined in the                              Corn Supply Agreement.

“Related Goods and Services Agreements” means (a) the Goods and Services Agreements as defined in the                          Master Agreement and (b) the Goods and Services Agreements as defined in the                          Master Agreement.

“Related Producer Entities” means                                  and                                 .

“Related Project Exposure of Cargill” means the sum of (i) the Aggregate Exposure of Cargill (excluding the Related Project Exposure of Cargill) as defined in the                          Master Agreement; plus (ii) the Aggregate Exposure of Cargill (excluding the Related Project Exposure of Cargill) as defined in the                              Master Agreement.

“Start-Up Date” means the date identified in a written notice delivered by Producer to Cargill, Incorporated as the date on which Producer will require Corn and/or natural gas for the purpose of producing Ethanol and/or DG, which date is intended to be the date of the commencement of services under the Goods and Services Agreements and is anticipated to occur during the period between the Testing Date and the Substantial Completion Date.

“Standstill Payment” means, as applicable, (a) if Producer is the non-claiming Party with respect to the Corn Supply Agreement, an amount equal to the amount paid by Producer for Corn delivered to the Grain Facility during such period less the Purchase Price that would have been payable to Cargill, Incorporated during such period pursuant to Section 4 of the Corn Supply Agreement but for the continuance of the Force Majeure event, to the extent such amount is positive, (b) if Producer is the non-claiming Party with respect to the Ethanol Agreement, an amount equal to the amount that would have been payable by Cargill, Incorporated to Producer pursuant to the Ethanol Agreement for the Ethanol produced (or that would have been produced) by the Ethanol Facility during such period but for the continuance of the Force Majeure event, less the total revenues received by Producer for the Ethanol produced by the Ethanol Facility (if any) during such period after the exercise of commercially reasonable efforts by Producer to market such Ethanol, to the extent such amount is positive, (c) if Producer is the non-claiming Party with respect to the DG Agreement, an amount equal to the amount that would have been payable by Cargill, Incorporated to Producer pursuant to the DG Agreement for the

DG produced (or that would have been produced) by the Ethanol Facility during such period but for the continuance of the Force Majeure event, less the total revenues received by Producer for the DG produced by the Ethanol Facility (if any) during such period after the exercise of commercially reasonable efforts by Producer to market such DG, to the extent such amount is positive, (d) if Cargill, Incorporated is the non-claiming Party with respect to the Corn Supply Agreement, an amount equal to the Origination Fee and Handling Fee that would have been payable by Producer to Cargill, Incorporated for such period pursuant to Section 4(d) of the Corn Supply Agreement but for the continuance of the Force Majeure event less the amount of operating and maintenance costs incurred by Cargill, Incorporated during such period that were reimbursed, directly or indirectly, after the exercise of commercially reasonable efforts by Cargill, Incorporated to fully utilize the Grain Facility, to the extent such amount is positive, (e) if Cargill, Incorporated is the non-claiming Party pursuant to the Ethanol Agreement, an amount equal to the commission that would have been payable by Producer to Cargill, Incorporated for such period pursuant to Section 8.2 or Section 9.2 of the Ethanol Agreement but for the continuance of the Force Majeure event less amount of operating and maintenance costs incurred by Cargill, Incorporated during such period that were reimbursed, directly or indirectly, after the exercise of commercially reasonable efforts by Cargill, Incorporated to fully utilize the railcars and other facilities used to transport Ethanol, to the extent such amount is positive, and (f) if Cargill, Incorporated is the non-claiming Party with respect to the DG Agreement, an amount equal to the commission that would have been payable by Producer to Cargill, Incorporated for such period pursuant to Section 3 of the DG Agreement but for the continuance of the Force Majeure event less the amount of operating and maintenance costs incurred by Cargill, Incorporated during such period that were reimbursed, directly or indirectly, after the exercise of commercially reasonable efforts by Cargill, Incorporated to fully utilize the railcars and other facilities used to transport DG, to the extent such amount is positive.

“Substantial Completion Date” has the meaning specified in Section 6.5.3 of the Design-Build Agreement.

“Suspends Performance” means all reasonable actions taken by a Party that are necessary to limit its exposure to Damages, including the suspension of performance under a Goods and Services Agreement, the unwinding of hedge positions, the suspension of sale of Corn, Ethanol or DG, and other similar actions undertaken by a Party.

“Testing Date” means the date that Fagen, Inc. is prepared to commence start-up and testing of the Ethanol Facility pursuant to Section 6.4 of the Design-Build Agreement.

“Transition Period” means the period that shall commence on the date that a Party sends written notice to the other Party terminating any of the Principal Documents and continuing until ninety (90) days thereafter.

(b) Rules of Interpretation. Unless otherwise required by the context in which any term appears, in this Agreement and in each of the Goods and Services Agreements:

(i) capitalized terms used shall have the meanings specified in this Section 1; (ii) the singular shall include the plural and vice versa; (iii) references to “Sections,” “Schedules,” “Annexes,” “Appendices” or “Exhibits” (if any) shall be to sections, schedules, annexes, appendices or exhibits hereof, unless otherwise specified; (iv) all references to a particular Person in any capacity shall be deemed to refer also to such Person’s authorized agents, successors and permitted assigns in such capacity; (v) the words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection hereof; (vi) while, for administrative convenience, the term “Cargill” has been defined in the introduction this Agreement to be a collective reference to Cargill, Incorporated and CCSI, the parties do not intend thereby to make Cargill, Incorporated or CCSI, as the case may be, a party to any Goods and Services Agreement to which it is not otherwise a party or to make it jointly and severally obligated for the obligations of the other under this Agreement or under any Goods and Services Agreement; (vii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to mean that the examples given are an exclusive list of the topics covered; (viii) all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistently applied; (ix) references to this Agreement shall include a reference to all appendices, annexes, schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time; (x) references to any agreement, document or instrument shall be construed at a particular time to refer to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced as of such time; (xi) the masculine shall include the feminine and neuter and vice versa; and (xii) references to an applicable law or to legal requirements in general shall mean a reference to such applicable law or legal requirement as the same may be amended, modified, supplemented or restated and be in effect from time to time.

2. Ancillary Agreements.

(a) Goods and Services Agreements. The following ancillary agreements relating to the Ethanol Facility (the “Goods and Services Agreements”) have been executed simultaneously with this Master Agreement:

(1)	Ethanol Marketing Agreement (the “Ethanol Agreement”);

(2)	Corn Supply Agreement (the “Corn Supply Agreement”);

(3)	Corn Futures Advisory Agreement (the “Corn Advisory Agreement”);

(4)	Distillers Grains Marketing Agreement (the “DG Agreement”);

(5)	Base Contract for the Purchase and Supply of Natural Gas, together with the related General Terms and Conditions and

Cargill, Incorporated Special Terms and Conditions (the “NAESB Agreement”); and

(6)	Gas Risk Management Advisory Agreement (the “Gas Advisory Agreement”).

(b) Confidentiality Agreement. The Parties have also entered into that certain Confidentiality Agreement of even date herewith in substantially the form of Exhibit A attached hereto (the “Confidentiality Agreement”).

(c) Additional Ethanol Facilities. The Parties agree that Cargill shall have a right of first negotiation to provide the aggregate commercial arrangements similar to the Goods and Services provided in connection with the Ethanol Facility to any subsequently constructed ethanol plant owned or operated by Producer, ASA Holdings or any Affiliate thereof. In the event the Parties are unable after good faith negotiations to reach an agreement regarding the provision of such aggregate commercial arrangements, the Parties agree that Cargill shall have a right of first refusal to provide any one or more of the Goods or Services to such ethanol plant. For this purpose, “right of first refusal” means that Cargill shall have the opportunity to meet on the same or better terms any proposal of any service provider with respect to Goods or Services for such ethanol plant.

(d) Term of Master Agreement. This Master Agreement shall become effective on the date hereof and shall remain in effect for so long as any of the Goods and Services Agreements remains in effect.

3. Global Termination; Buy-Out Right; Transition Period.

(a) Cargill may terminate this Master Agreement, together with all (but not less than all) the Goods and Services Agreements, if Producer fails to cause the Substantial Completion Date to occur on or before November 15, 2008, as such date may be suspended by operation of any period of Force Majeure as defined in the Design-Build Agreement but in no event later than May 15, 2009. If a Producer Event of Default occurs under any Principal Document, then Cargill may, upon written notice to Producer, terminate this Agreement and, at Cargill’s sole option, all of the other Goods and Services Agreements. If a Producer Event of Default occurs under any Goods and Services Agreement other than a Principal Document, then Cargill may, upon written notice to Producer, terminate only such Goods and Services Agreement under which such Producer Event of Default occurred.

(b) Notwithstanding anything to the contrary herein, if Cargill terminates all (but not less than all) the Goods and Services Agreements pursuant to their terms as a result of any Producer Event of Default, then Cargill, Incorporated may at its option, upon written notice to Producer, elect to purchase from Producer the Ethanol Facility (together with, at Cargill, Incorporated’s sole option, any inventories and supplies located at or primarily related to the Ethanol Facility) for the greater amount of (i) 100% of the Fair Market Value of the Ethanol Facility, plus the fair value of the related inventories and supplies, or (ii) the outstanding amount of the senior indebtedness under the

Financing Documents which is attributable to the financing of construction and acquisition of, and the initial working capital facilities for, the Ethanol Facility; provided, however, that the outstanding amount of the senior indebtedness under the Financing Documents for purposes of determining the amount attributable to the Ethanol Facility that may be payable pursuant to subclause (ii) shall not exceed $379,500,000. Cargill, Incorporated’s election to purchase the Ethanol Facility and such inventories and supplies must be exercised within the thirty (30) day period after Cargill submits a notice to terminate all (but not less than all) the Goods and Services Agreements pursuant to their terms.

(c) If a Cargill Event of Default occurs under any Principal Document, then Producer may, upon written notice to Cargill, terminate this Agreement and all of the other Goods and Services Agreements. If a Cargill Event of Default occurs under any Goods and Services Agreement other than a Principal Document, the Producer may, upon written notice to Cargill, terminate only such Goods and Services Agreement under which such Cargill Event of Default occurred.

(d) For purposes of this Section 3, the term “Fair Market Value” means the value that would be established in an arm’s-length asset transaction between an informed and willing buyer and an informed and willing seller, neither of which is under any compulsion to sell or buy, and on the assumption that the asset is being sold in place and on an as-is where-is basis without any contractual commitments for purchase of raw materials or supplies or sale of output, and without regard to income tax consequences.

(e) In the event a purchase and sale of the Ethanol Facility will occur pursuant to this Section, the Parties shall use good faith efforts to confer and share information and positions and to reach mutual agreement on the Fair Market Value of the Ethanol Facility as soon as practicable after the election is made by Cargill, Incorporated under Section 3(b). If the Parties have been unable to agree on the Fair Market Value within thirty (30) days after the election is made, then each Party will, within thirty (30) days, elect an independent appraiser or business valuation expert with experience in the ethanol production industry. Within fifteen (15) days thereafter, the two appraisers selected by the Parties shall confer and agree on a third independent appraiser or business valuation expert with experience in the ethanol production industry. The three appraisers shall each submit to the Parties a written valuation report establishing a Fair Market Value on a date agreed upon, and the Fair Market Value shall be conclusively deemed to be the arithmetic average of the three valuation reports. At any time during the independent valuation process, the Parties may agree on a Fair Market Value. The Parties may also agree to use a single independent valuation expert in lieu of the three appraisers as contemplated herein, and in that case the Fair Market Value established by the single expert will be binding on the Parties. The closing of the purchase and sale will occur as soon as practicable and in any event within sixty (60) days after the Fair Market Value has been determined. Producer shall transfer to Cargill, Incorporated good and marketable title to the Ethanol Facility free and clear of all Liens securing indebtedness and other similar Liens (e.g., judgment liens), pursuant to customary and appropriate agreements and transfer instruments, and the purchasing Party shall pay the purchase price in cash.

(f) Producer covenants that it will not create, assume or suffer to exist any Lien on the Ethanol Facility (other than the liens in favor of the senior Financing Parties) that, individually or in the aggregate, secures obligations or has a value in excess of 100% of the Fair Market Value of the Ethanol Facility.

(g) Subject to Sections 3(h) and 3(i), during the Transition Period Producer will transition the services provided exclusively by Cargill, Incorporated under the terminated Principal Document(s) (other than the Corn Supply Agreement so long as the Grain Facility Lease is effective and enforceable) to other Persons as Producer shall determine in its sole discretion. Subject to Sections 3(h) and 3(i), during the Transition Period, Cargill agrees that it will not unreasonably interfere with the transition of such services and each of Cargill, Incorporated and Producer shall continue to comply in all substantive respects with the terms and conditions of the terminated Principal Document(s) (other than the Corn Supply Agreement so long as the Grain Facility Lease is effective and enforceable) except to the extent of the transition of services to other Persons.

(h) If one or more of the Principal Documents are terminated as a result of a Cargill Event of Default, during the Transition Period, Cargill, Incorporated shall only be required to comply with the provision of such terminated Principal Document(s) which resulted in the Cargill Event of Default to the best of its abilities acting in good faith but shall, subject to Section 3(g), continue to comply in all substantive respects with the other terms and conditions of such terminated Principal Document(s) (other than the Corn Supply Agreement so long as the Grain Facility Lease is effective and enforceable) except to the extent of the transition of services to other Persons.

(i) If one or more of the Principal Documents are terminated as a result of a Producer Event of Default, the provisions of Sections 3(g) and 3(h) shall not apply to Cargill except if such Producer Event of Default occurs under (i) Section 11.2(c) of the Ethanol Agreement or Section 11.2(e) of the Ethanol Agreement as the result of a Producer Event of Default under the Corn Supply Agreement, or (ii) Sections 11.2(c) of the DG Agreement or Section 11.2(e) of the DG Agreement as the result of a Producer Event of Default under the Corn Supply Agreement.

4. Force Majeure.

(a) Each Party shall be excused from a failure to perform or a delay in performance under each of the Goods and Services Agreements (other than its payment obligations for Goods or Services previously delivered) to the extent caused by events beyond its reasonable control including, but not limited to, acts of God, war, riots, insurrections, laws, proclamations, regulations, strikes of a regional or national nature, acts of terrorism, sabotage, floods, fires, explosions, acts of any government body, and other events beyond the reasonable control and without the fault of such Party (“Force Majeure”).

(b) The Party claiming Force Majeure shall use its commercially reasonable efforts to remove the cause of its inability to perform or its delay in performance. The

Party claiming Force Majeure shall give prompt written notice to the other Party of such event, specifying its nature and anticipated duration. The inability of a Party to perform its obligations under this Master Agreement or the Goods and Services Agreements shall be deemed to have been subject to an event of Force Majeure to the extent that Party’s ability to so perform has been directly inhibited or precluded because an event of Force Majeure had inhibited or precluded any other Party from performing any material action on which the performance of such Party’s obligations was dependent.

(c) If a Force Majeure event prevents any Party from performing under a Principal Document for 180 consecutive calendar days, the non-claiming Party shall have the right to terminate such Principal Document upon thirty (30) calendar days’ written notice to the Party claiming Force Majeure unless the claiming Party, at its option, elects to pay to the non-claiming Party the Standstill Payment, which amount shall be payable monthly in arrears for the period commencing on the 181st consecutive calendar day of such Force Majeure Event and continuing until the earlier of (i) the date the claiming Party fails to pay the Standstill Payment and the non-claiming Party delivers to the claiming Party written notice that such Principal Document will be terminated in thirty (30) calendar days and (ii) the 730th consecutive calendar day of such Force Majeure event. Each of Producer and Cargill, Incorporated acknowledges that Producer intends to apply the proceeds of business interruption insurance, to the extent available, to the payment of the Standstill Payment if Producer is the claiming Party and elects to make such Standstill Payment, but that Cargill, Incorporated shall have no independent right to such proceeds and, to the extent Producer elects to make the Standstill Payment, Producer shall be responsible for any deficiency between the amount of any available business interruption insurance proceeds and the amount of such Standstill Payment.

(d) If an event of Force Majeure prevents any Party from performing under any of the Goods and Services Agreements other than the Principal Documents for 180 consecutive calendar days, the non-claiming Party shall have the right to terminate such Goods and Services Agreement (other than the Principal Documents) upon thirty (30) calendar days’ written notice to the Party claiming Force Majeure.

5. No Default if Failure to Perform Results From Other Party’s Default.

(a) Notwithstanding anything to the contrary in any of the Goods and Services Agreements, Producer shall not be in default under this Master Agreement or any of the Goods and Services Agreements to the extent its failure to perform is the direct result of the breach by Cargill of any term or covenant contained in this Master Agreement or any of the Goods and Services Agreements.

(b) Notwithstanding anything to the contrary in any of the Goods and Services Agreements, Cargill shall not be in default under this Master Agreement or any of the Goods and Services Agreements to the extent its failure to perform is the direct result of the breach by Producer of any term or covenant contained in this Master Agreement or any of the Goods and Services Agreements.

6. Netting and Setoff Rights; Aggregate Exposure of Cargill.

(a) Ordinary Course. Each Party is hereby irrevocably authorized at any time and from time to time without advance notice to the other Party (provided written notice is provided to the other Party reasonably promptly thereafter), to set off and apply any and all amounts due and owing for the physical delivery or sale of goods from such Party to the other Party under any and all of the Goods and Services Agreements and the Related Goods and Services Agreements against any amounts due and owing for the physical delivery or sale of goods from such Party to the other Party or the Related Producer Entities, provided, however, no such set off rights shall be exercised unless the amounts due and owing are capable of being objectively determined and not subject to good faith dispute. In the event a Party disputes in good faith whether an amount is due and owing to the other Party, the other Party may set off against such amount only if the amount in dispute is placed into a mutually agreeable escrow account pending resolution of such dispute in accordance with Section 7. Any invoices presented by one Party to the other Party under any Goods and Services Agreement or the Related Goods and Services Agreement for which such set off is being made shall clearly identify the amount of the set off or netting.

(b) Setoff in Producer Event of Default Situation. Cargill is hereby irrevocably authorized at any time and from time to time during which (i) a default or an Event of Default by Producer has occurred under any of the Goods and Services Agreements, (ii) such default or Event of Default is continuing for a period of two (2) Business Days, and (iii) Producer has failed to provide Cargill within three (3) Business Days of Producer’s receipt of written notice of such default or Event of Default adequate assurances that such Event of Default will promptly be cured, without advance notice to Producer (provided Cargill notifies Producer in writing reasonably promptly thereafter), to set off and apply any and all amounts owing from Cargill to Producer under any of the Goods and Services Agreements or the Related Goods and Services Agreements, against the Aggregate Exposure of Cargill. The rights of Cargill under this Section are in addition to other rights and remedies that Cargill may have under applicable law. In the event a Party disputes in good faith whether an amount is due and owing to the other Party, the other Party may set off against such amount only if the amount in dispute is placed into a mutually agreeable escrow account pending resolution of such dispute in accordance with Section 7.

(c) Setoff in Cargill Event of Default Situation. Producer is hereby irrevocably authorized at any time and from time to time during which (i) a default or an Event of Default by Cargill has occurred under any of the Goods and Services Agreements, (ii) such default or Event of Default is continuing for a period of two (2) Business Days, and (iii) Cargill has failed to provide Producer within three (3) Business Days of Cargill’s receipt of written notice of such default or Event of Default adequate assurances that such Event of Default will promptly be cured, without advance notice to Cargill (provided Producer notifies Cargill in writing reasonably promptly thereafter), to set off and apply any and all amounts owing from Producer to Cargill under any of the Goods and Services Agreements or the Related Goods and Services Agreements, against all amounts due and owing by Cargill to Producer and the Related Producer Entities. The

rights of Producer under this Section are in addition to other rights and remedies that Producer may have under applicable law. In the event a Party disputes in good faith whether an amount is due and owing to the other Party, the other Party may set off against such amount only if the amount in dispute is placed into a mutually agreeable escrow account pending resolution of such dispute in accordance with Section 7.

(d) Aggregate Exposure of Cargill. It is the Parties’ intent that at no time will the Aggregate Exposure of Cargill exceed the amount owed by Cargill to Producer and the Related Producer Entities under the Goods and Services Agreements and the Related Goods and Services Agreements. However, if the Aggregate Exposure of Cargill should exceed the amount owed by Cargill to Producer and the Related Producer Entities under the Goods and Services Agreements and the Related Goods and Services Agreements, then Cargill shall be entitled, in its sole discretion, to (i) request that Producer provide adequate alternative security acceptable to Cargill in an amount equal to the positive Net Aggregate Exposure (rounding upwards for any fractional amount to the next whole $10,000 interval); (ii) withhold payments to Producer in an amount equal to the positive Net Aggregate Exposure; and/or (iii) unwind hedge positions if Producer is unable to provide to Cargill adequate alternative security acceptable to Cargill in an amount equal to the positive Net Aggregate Exposure within (A) two (2) Business Days of receipt by Producer and the Financing Parties of Cargill’s written notice of its intention to unwind such hedge positions as allowed pursuant to the terms of the Gas Advisory Agreement and/or the Corn Advisory Agreement if such notice is received by 10:00 a.m. CST or (B) within three (3) Business Days of receipt by Producer and the Financing Parties of Cargill’s written notice of its intention to unwind such hedge positions as allowed pursuant to the terms of the Gas Advisory Agreement and/or Corn Advisory Agreement if such notice is received after 10:00 a.m. CST. If at any time Cargill withholds payments to Producer or Producer provides alternative security to Cargill in accordance with the immediately preceding sentence and, on any date thereafter, the Net Aggregate Exposure is zero or negative, then Cargill shall, within two (2) Business Days of Cargill’s receipt of Producer’s written notice that the Net Aggregate Exposure is zero or negative if such written notice is received by 10:00 a.m. CST or within three (3) Business Days of Cargill’s receipt of Producer’s written notice that the Net Aggregate Exposure is zero or negative if such written notice is received after 10:00 a.m. CST, return any such alternative security to Producer or pay to Producer any such payments withheld to the extent such return of security or payment of withheld payments will not cause the Net Aggregate Exposure to be positive.

7. Dispute Resolution. In the event a dispute arises under this Master Agreement, any Goods or Services Agreement or the Confidentiality Agreement that cannot be resolved by those with direct responsibility for the matter in dispute, such dispute shall be resolved by way of the following process:

(a) Senior management from Producer and from Cargill shall meet to discuss the basis for the dispute and shall use their best efforts to reach a reasonable resolution to the dispute.

(b) If negotiations pursuant to Section 7(a) are unsuccessful, unless otherwise specified in the Goods and Services Agreement applicable to the dispute, the matter will promptly be submitted by either Party to arbitration in accordance with the Commercial Arbitration Rules, then in effect, of the American Arbitration Association (“AAA”), except to the extent modified herein. The arbitration shall be held in a neutral location selected by the Parties. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

(c) Cargill and Producer shall, within twenty (20) days of receipt of notice that the matter has been referred to arbitration, appoint one arbitrator each and, within twenty (20) days of the appointment of the last of such two arbitrators the two arbitrators shall appoint a third arbitrator. If either Party or the two arbitrators fail to timely appoint an arbitrator, AAA shall appoint the said arbitrator.

(d) The Parties shall bear their respective costs incurred in connection with the procedures described in this Section 7, unless the arbitrators determine that the dispute subject to the arbitration was made in bad faith by a Party, in which case the arbitrators may require that Party to reimburse the other Party for some or all of its reasonable costs.

(e) Notwithstanding any other provision of this Master Agreement, each Party shall be entitled to access the courts to obtain appropriate injunctive relief to preserve their rights during the pendency of the resolution process of paragraphs (a) through (d) of this Section, to preserve the status quo, or to prevent irreparable harm.

(f) All negotiations and written statements conducted or made pursuant to this Section 7 are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal and State Rules of Evidence. If the Parties reach agreement pertaining to any dispute pursuant to the procedures set forth in this Section 7, such agreement will be reduced to writing, signed by authorized representatives of each Party, and will be final and binding upon the Parties.

8. Controlling Agreement. To the extent any provision of this Master Agreement conflicts with a provision of any Goods and Services Agreement or the Confidentiality Agreement, the provision of the Goods and Services Agreement or the Confidentiality Agreement will control.

9. Indemnification; Limitation of Liability; Suspends Performance.

(a) Producer agrees to indemnify, defend and hold harmless Cargill, its Affiliates and their respective officers, directors, employees, agents, shareholders and representatives, from and against any and all Damages to the extent arising out of (i) any fraud, negligence or willful misconduct of Producer or any of its officers, directors, employees, agents, representatives and contractors; (ii) any breach of this Master Agreement or any of the Goods and Services Agreements by Producer; and (iii) the failure of the products produced by the Ethanol Facility to meet specifications to the extent provided in Section 6.7 of the Ethanol Agreement and Article 7 of the DG

Agreement. Cargill shall promptly notify Producer of any suit, proceeding, action or claim for which Producer may have liability pursuant to this Section 9(a).

(b) Cargill, Incorporated agrees to indemnify, defend and hold harmless Producer, its Affiliates and their respective officers, directors, employees, agents, shareholders and representatives from and against any and all Damages to the extent arising out of (i) any fraud, negligence or willful misconduct of Cargill, Incorporated or any of its officers, directors, employees, agents, representatives and contractors; (ii) any breach of this Master Agreement or any of the Goods and Services Agreements by Cargill, Incorporated; and (iii) third party claims directly related to the failure of Corn delivered to the Ethanol Facility to meet specifications as provided in Section 14(a) of the Corn Supply Agreement. CCSI agrees to indemnify, defend and hold harmless Producer, its Affiliates and their respective officers, directors, employees, agents, shareholders and representatives from and against any and all Damages to the extent arising out of (1) any fraud, negligence or willful misconduct of CCSI or any of its officers, directors, employees, agents, representatives and contractors; and (2) any breach of this Master Agreement or any of the Goods and Services Agreements by CCSI. Producer shall promptly notify Cargill, Incorporated or CCSI, as the case may be, of any suit, proceeding, action or claim for which Producer may have liability pursuant to this Section 9(b).

(c) Neither Party makes any guarantee, warranty or representation, express or implied, with respect to any profit, or of any particular economic results from transactions hereunder. For purposes of clarification, the foregoing disclaimer is not intended to limit Cargill, Incorporated’s obligation (i) to exercise its ultimate discretion in a commercially reasonable manner when determining the basis price used to originate Corn for Producer’s Corn needs pursuant to Section 3(a) of the Corn Supply Agreement, (ii) to use its commercially reasonable judgment in making decisions related to the quantity and price of Ethanol marketed under the Ethanol Agreement pursuant to Section 8.1 thereof, or (iii) to use its commercially reasonable judgment in making decisions related to the quantity and price of DG marketed under the DG Agreement pursuant to Section 9 thereof. Except in the case of a material, bad faith breach of an obligation or commitment of a Party contained in a Goods and Services Agreement, or as may be expressly provided otherwise in a Goods and Services Agreement, in no event shall either Party be liable to the other Party for punitive or exemplary damages or for indirect, special or consequential damages, including without limitation actual or alleged loss of profits, lost sales, loss of value of brands, tradenames, trademarks, service names or service marks. Furthermore, under no circumstances shall Cargill be liable for the debts or obligations of Producer (including any indebtedness incurred by Producer or its Affiliates to finance the construction and development of the Ethanol Facility, and any other bank financing, tax-exempt or taxable bonds or trade debt incurred by Producer or for which Producer is liable) or for the wages, salaries, or benefits of Producer’s employees, and Producer hereby agrees to indemnify, defend, and hold harmless Cargill from and against the same.

(d) Each Party understands and agrees that neither Party makes any warranty respecting legal or regulatory requirements or risks. Each Party shall obtain such legal and regulatory advice from its own employees, advisors or consultants as it may deem necessary respecting the applicability of legal and regulatory requirements applicable to its business.

(e) For the avoidance of doubt, a Party that Suspends Performance in accordance with the terms of a Goods and Services Agreement shall be entitled to a reasonable period of time to “re-start” performance under such Goods and Services Agreement without incurring liability for any failure to fully perform under such Goods and Services Agreement during such “re-start” period (including such failure being deemed a default or Event of Default); provided, however, that such Party uses good faith, commercially reasonable efforts to “re-start” its performance and such period shall in no event exceed sixty (60) days.

10. Insurance. During the term of this Master Agreement, the Parties shall, at their own expense, carry in full force and effect those insurance policies more fully described herein.

(a) Commercial general liability insurance, written on “occurrence” policy forms, including coverage for premises/operations, products/completed operations, property damage, blanket contractual liability and personal injury, with no exclusions for explosion, collapse and underground perils, and fire with coverage limits of, subject to Section 10(f), no less than $20,000,000 for each occurrence and in the aggregate. The commercial general liability policy shall also include a severability of interest clause and a cross liability clause in the event more than one entity is “named insured” under the liability policy.

(b) Pollution liability insurance, including coverage for off-site clean-up, bodily injury and property damage, written on an occurrence or on a “claims made” form, with limits of no less than $1,000,000.

(c) Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of, subject to Section 10(f), no less than $20,000,000 per accident with respect to bodily injury, property damage or death. Automobile insurance shall include the Motor Carrier Act Endorsement encompassing Hazardous Materials Cleanup (MCS-90), if applicable.

(d) Workers compensation insurance to statutory limits and employer’s liability with a limit of, subject to Section 10(f), not less than $20,000,000 and such other forms of insurance which is required by law to provide for the project, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of the Borrower. To the extent applicable, insurance shall cover Jones Act, Longshore and Harbor Workers Act and Continental Shelf Land Act.

(e) “All risk” property insurance (including, with respect to Producer, Builder’s Risk coverage during the course of construction of the Ethanol Facility), as such term is used in the insurance industry, insuring all real and personal property of the

Ethanol Facility (with respect to Producer) or Grain Facility (with respect to Cargill, Incorporated), as applicable, for an amount of not less than full replacement cost of the completed Ethanol Facility or the Grain Facility, as applicable. Such insurance shall include coverage for the following: flood, earthquake, comprehensive boiler and machinery coverage, business interruption and delay of opening during the course of construction, extra expense, expediting expense, debris removal, and demolition and increased cost of construction, as applicable. Sublimits are permitted as respects to the following: (i) debris removal, 25% of loss, (ii) expediting expense, $2,000,000, (iii) increased costs due to orders by law and demolition costs of undamaged portion due to enforcement of by law, $2,000,000 and (iv) such other coverages customarily sub-limited in reasonable amounts consistent with current industry practice with respect to similar risks and acceptable to the other Party.

In the event all risk property coverage and the boiler and machinery coverage is not written in the same policy, each policy shall contain a joint loss agreement.

All such policies may have deductibles of not greater than $150,000 and 2% of values at risk for natural hazard perils (such as flood and earthquake) subject to a maximum of $150,000. The deductible or waiting period as respects business interruption shall not exceed thirty (30) days.

(f) Umbrella or excess liability insurance may be purchased in order to satisfy the limit requirements described in Sections 10(a), 10(c) and, with respect to employer’s liability, 10(d). If the policy or policies provided under this Section 10(f) contain(s) aggregate limits applying to other operations other than the Ethanol Facility or Grain Facility, as applicable, and such limits are diminished below $20,000,000 by any incident, occurrence, claim, settlement or judgment against such insurance which has caused the insurer to establish a reserve, the affected Party, after obtaining knowledge of such event shall inform the other Party, and within thirty (30) business days purchase an additional umbrella/excess liability insurance policy, or obtain a reinstatement of limits, to satisfy the requirements of Section 10(a), 10(c) or 10(d).

(g) The insured shall provide the other Party with certificates of insurance evidencing the above coverages not later than thirty (30) days after the Effective Date. All policies shall contain a provision that will provide thirty (30) days’ prior written notice of cancellation or material reduction in coverage to the other Party. All policies shall include a waiver of subrogation against the other Party with respect to the policies in this Section 10.

(h) Cargill shall have the right to (i) self insure with respect to any of the required insurance policies or coverages in such amounts as it deems appropriate, or (ii) use Cargill, Incorporated’s wholly-owned captive insurance company to insure part or all of the coverage required by this Section 10.

11. Audit Rights; Progress Reports.

(a) Records. Producer and Cargill each covenant that it will maintain accurate and complete production and delivery records relating to the Goods and Services Agreements in a prudent and businesslike manner in accordance with sound commercial practices.

(b) Audits. Each Party shall have the right to request, but not more than once per quarter during the term of this Master Agreement, one or more Qualified Persons selected by such Party to inspect and review at the requesting Party’s sole expense the records, documents and facilities (including, as applicable, the Ethanol Facility or Grain Facility) of the other Party that directly relate to and directly support this Master Agreement and the Goods and Services Agreements, to verify such Party’s compliance with the Master Agreement and the Goods and Services Agreements then in effect. Each Party shall also have the right to request, but not more than once per year during the term of this Master Agreement, one or more Qualified Persons selected by such Party or an independent certified public accountant jointly selected by the Parties (provided, that neither Party shall unreasonably withhold its approval of a proposed accountant) to inspect and audit at the requesting Party’s sole expense the records, documents and facilities (including, as applicable, the Ethanol Facility or Grain Facility) of the other Party that directly relate to and directly support the Master Agreement or Goods and Services Agreements to verify such Party’s compliance with the Master Agreement and the Goods and Services Agreements then in effect. Such inspections (i) shall be subject to the confidentiality requirements set forth in the Confidentiality Agreement between the Parties of even date herewith, the form of which is attached hereto, (ii) shall be conducted during normal business hours and in such a manner that does not unreasonably interfere with the relevant Party’s business operations, and (iii) shall not be unduly burdensome. The scope of any such inspections shall include any reasonable follow-up inspection that may be identified in the initial inspection as reasonably necessary to verify compliance with the Master Agreement and the Goods and Services Agreements then in effect.

If any error is discovered during or as a result of such inspections in any statement rendered under any Goods and Services Agreement and such error is on the part of Cargill and results in a payment that is due to Producer, the amount due plus interest on such amount at the Default Rate shall be promptly paid to Producer by Cargill, Incorporated or CCSI, as applicable (or put in escrow pending resolution of any dispute pursuant to Section 7). If any error is discovered during or as a result of such inspections in any statement rendered under any Goods and Services Agreements and such error is on the part of Producer and results in a payment that is due to Cargill, the amount due plus interest on such amount at the Default Rate shall be promptly paid to Cargill, Incorporated or CCSI, as applicable, by Producer (or put in escrow pending resolution of any dispute pursuant to Section 7).

(c) Progress Reports. The Parties shall provide to each other monthly or other written progress reports on a regular basis, with the frequency and supporting documentation (including without limitation support for pricing), if any, to be determined by the Parties.

12. Miscellaneous.

(a) Successors and Assigns.

All of the terms, covenants, and conditions of this Master Agreement and each of the Goods and Services Agreements shall be binding upon, and inure to the benefit of and be enforceable by the Parties and their respective successors, heirs, executors and permitted assigns. Except as provided herein or in a Goods and Services Agreement, no Party may assign its rights, duties or obligations under this Master Agreement or any one or more of the Goods and Services Agreements, to any other person or entity without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Without limiting the foregoing, (i) it will not be unreasonable for Cargill to withhold consent to assignment where (x) Producer desires to sell or otherwise transfer the Ethanol Facility to a third party, but either Producer or the third party is unwilling or unable to effectuate assignment to such third party of the Master Agreement together with all Goods and Services Agreements then in effect, or (y) Producer desires to assign to a third party less than all of the Principal Documents and the Grain Facility Lease, and, (ii) except as otherwise provided in Section 9 of the Corn Supply Agreement, it will not be unreasonable for Producer to withhold consent to assignment where Cargill, Incorporated desires to sell or otherwise transfer the Grain Facility to a third party, but either Cargill or such third party is unwilling or unable to effectuate assignment to such third party of the Master Agreement together with all Goods and Services Agreements then in effect. Notwithstanding anything to the contrary in this Agreement, in no event will Producer assign this Agreement or any one or more Goods and Services Agreements to any of the Prohibited Parties without Cargill’s prior written consent.

Cargill, Incorporated may assign its rights, duties and obligations under the Ethanol Agreement or the DG Agreement to any of its Affiliates upon notice to Producer; provided no such assignment shall relieve Cargill, Incorporated of primary responsibility thereunder.

(b) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Master Agreement, the Goods and Services Agreement and the Confidentiality Agreement shall be in writing and delivered personally or sent by prepaid, first class, certified or registered air mail, return receipt requested, or by facsimile transmission with confirmation receipt to the intended recipient thereof at the address or facsimile number set forth below. Any such notice, demand, request or communication shall be deemed to have been duly given immediately if delivered personally or made by a confirmed facsimile, or five (5) days after mailing, and in proving the same it shall be sufficient to show that the envelope containing the notice, demand, request or communication was duly addressed, stamped and posted or that receipt of a facsimile was confirmed by the recipient. The addressees and facsimile numbers of the Parties:

To Cargill:	Cargill, Incorporated
Commercial Manager for Ethanol / 62
15407 McGinty Road West
Wayzata, MN 55391-2399
Fax: (952) 742-7440

With Copy To:	Cargill, Incorporated
AgHorizons Commercial Leader / 19
15407 McGinty Road West
Wayzata, MN 55391-2399
Fax: (952) 742-7313

With Copy To:	Cargill, Incorporated
Horizon Milling DG Marketing / 121
15407 McGinty Road West
Wayzata, MN 55391-2399
Fax: (952) 742-6999

With Copy To:	Cargill Direct
c/o Cargill, Incorporated – Attn: Clayton Weiby
15407 McGinty Road West, MS #20
Wayzata, MN 55391-2399
Fax: (952) 742-7242

With Copy To:	Cargill, Incorporated
Attn: Kathy Gerken, Contract Admin.
12700 Whitewater Dr.,
Minnetonka, MN 55343
Fax: (952) 984-3627

With Copy To:	Cargill, Incorporated
Law Department / 24
15407 McGinty Road West
Wayzata, MN 55391-2399
Attn: Sweeteners NA BU Attorney
Fax: (952) 742-6349

To ASA Holdings:	ASA OpCo Holdings, LLC
4311 Oak Lawn Avenue, Suite 650
Dallas, Texas 75219
Attn: President
Fax: (214) 520-2578

To Producer:	_________________________________
4311 Oak Lawn Avenue, Suite 650
Dallas, Texas 75219
Attn: President
Fax: (214) 520-2578

Either Party may, from time to time, furnish, in writing, to the other Party, notice of a change in the address and/or fax number(s) to which notices are to be given hereunder.

(c) Applicable Law. This Master Agreement, the Goods and Services Agreements (other than the NAESB Agreement, the Gas Advisory Agreement and the Corn Advisory Agreement) and the Confidentiality Agreement shall be governed in all respects by the laws of the State of Minnesota, except with respect to its choice of law provisions. The NAESB Agreement, the Gas Advisory Agreement and the Corn Advisory Agreement shall be governed in all respects with the laws of the State of New York, except with respect to its choice of law provisions. In the performance of their respective duties and obligations under this Master Agreement and each of the Goods and Services Agreements, the Parties agree to comply with all applicable laws, regulations, orders, permits and licenses.

(d) Cover and Mitigation. Each Party shall have the obligation to use commercially reasonable efforts to mitigate damages associated with the default by any Party under this Master Agreement or any of the Goods and Services Agreements.

(e) Headings. The headings as to contents of particular sections of this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement are inserted for convenience and shall not be construed as part of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement or as a limitation on the scope of any terms or provisions of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement.

(f) Severability. In the event that any provision of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, either in whole or in part, this Master Agreement and the Goods and Services Agreements, as applicable, shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Master Agreement or applicable Goods and Services Agreement to either Party.

(g) No Third Party Beneficiaries. No provision of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement is intended, or shall be construed, to be for the benefit of any third party.

(h) Entire Agreement; Amendment. This Master Agreement, the Goods and Services Agreements, the Grain Facility Lease and the Confidentiality Agreement, including all written appendices and/or amendments to such agreements, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and/or agreements, written or oral, regarding the subject matter of this Master Agreement, the Goods and Services Agreements, the Grain Facility Lease and the Confidentiality Agreement. No course of prior dealings between the Parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Master Agreement, the Goods and Services Agreements, the Grain Facility Lease or the Confidentiality Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Master Agreement, the Goods and Services Agreements, the Grain Facility Lease or the Confidentiality Agreement even though the accepting or acquiescing Party has knowledge of the nature of the performance and an opportunity to object. No appendices, amendments, modifications, additions, or writings of any kind relating to this Master Agreement, the Goods and Services Agreements, the Grain Facility Lease or the Confidentiality Agreement will be binding unless in writing and signed by a duly authorized officer of both Parties, and, as long as any part of the Producer’s indebtedness under the Financing Documents remains outstanding, a majority of the holders of the Financing Parties as required by the Financing Documents consents to the same or the Producer certifies that such amendment will not result in a Material Adverse Effect.

(i) Counterparts. This Master Agreement, each of the Goods and Services Agreements, and the Confidentiality Agreement may be executed in counterparts, each of which may be deemed an original but together shall constitute but one and the same instrument.

(j) Waiver. No failure on the part of any Party hereto to exercise, and no delay in exercising any right, power, or remedy under this Master Agreement, any Goods and Services Agreement, or the Confidentiality Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any Party hereto to any breach of or default in any term or condition of this Master Agreement or of any Goods and Services Agreement or the Confidentiality Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

(k) Interpretation. The Parties acknowledge and agree that (a) each Party and its counsel have reviewed the terms and conditions of this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement and have contributed to the revision of same, (b) the normal rule of construction which holds that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Master Agreement, the Goods and Services Agreements, and the Confidentiality Agreement and (c) the terms and provisions of this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement shall be constructed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Master Agreement, the Goods and Services Agreements or the Confidentiality Agreement.

(l) Independent Contractors. The Parties to this Master Agreement, the Goods and Services Agreements and the Confidentiality Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between or among any of the Parties, and no Party shall make any representation to the contrary. Under no circumstances shall Cargill be liable for the debts or obligations of Producer (including without limitation any bank financing, tax-exempt bonds or trade debt incurred by Producer) or for the wages, salaries, or benefits of Producer’s employees, and Producer hereby agrees to indemnify, defend, and hold harmless Cargill from and against the same. Producer shall not be liable for the debts or obligations of Cargill or for the wages, salaries, or benefits of Cargill’s employees, and Cargill hereby agrees to indemnify and defend Producer from and against the same.

(m) Time is of the Essence. Each Party acknowledges that time is of the essence and hereby agrees to use commercially reasonable efforts to implement this Master Agreement and the Goods and Services Agreements and the transactions contemplated hereby.

(n) Survival. The provisions of Sections 1, 6, 7, 8, 9, 12(b)-(h), 12(j)-(l) and 12(n) shall survive the expiration or earlier termination of this Master Agreement.

(o) Condition Precedent; No-Recourse Provision. The effectiveness of this Master Agreement and the Goods and Services Agreements is conditioned upon the approval by Cargill of a “no-recourse” provision which must be included in the Financing Documents and the organizational documents (or other documents as reasonably determined by Cargill) of Producer and the entities that are related to Producer, including without limitation ASAlliances Biofuels, LLC, ASA Holdings and the Related Producer Entities (collectively, the “Project Entities”). Such no-recourse provision shall be in a form satisfactory to Cargill, shall be expressed to be binding upon each of the Financing Parties and the members of the Project Entities by such parties’ acceptance of a related note or debt instrument or by execution of a Financing Document or by execution of the organizational or other documents, as applicable, and shall include a statement generally to the effect that none of the Financing Parties and none of the members of the Project Entities shall have any recourse against Cargill or any of its affiliated companies and their respective officers, directors and employees for any act or omission of Producer, its officers or directors, including without limitation any failure by Producer to pay any obligation when due.

(p) Memorandum. The Parties shall execute, acknowledge, deliver and record on the official public records of real property of Boone County, Nebraska, a memorandum setting forth a summary of the real property rights and options set forth in this Master Agreement and the Goods and Services Agreements, including the buy-out right set forth in Section 3 hereof and the right of first refusal set forth in Section 9(c) of the Corn Supply Agreement. Upon expiration or termination of the Master Agreement and the Goods and Services Agreements, the Parties shall execute, acknowledge, deliver and record an appropriate memorandum in such official records evidencing such expiration or termination.

(q) Integrated Agreements. The Parties hereby acknowledge and agree that the Corn Supply Agreement and the Grain Facility Lease have been negotiated and entered into simultaneously as integrated parts of one unified transaction with a common purpose. Without limiting the generality of the foregoing, (i) the Parties would not have entered into the Corn Supply Agreement and the Grain Facility Lease separately without entering into the other, (ii) the consideration for such agreements is not separate and distinct, but interrelated and incorporated by reference between the Corn Supply Agreement and the Grain Facility Lease, and (iii) in the event that either of the Parties becomes a debtor in bankruptcy, the Parties intend that the Corn Supply Agreement and the Grain Facility Lease are either accepted or rejected together as one executory contract.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have each executed this Master Agreement on the date first above written.

ASA OPCO HOLDINGS, LLC

By:
Name:
Title:

________________________________________

By:
Name:
Title:

CARGILL, INCORPORATED

By:
Name:
Title:

CARGILL COMMODITY SERVICES INC.

By:
Name:
Title:

S-1

SCHEDULE 1

Notice Addresses for Financing Parties

West LB, AG, New York Branch,

    as Administrative Agent for the Lenders

1211 Avenue of Americas

New York, New York 10036

Attn: Andrea Bailey

Fax: (212) 302-7946

American Capital Financial Services, Inc.,

    as Agent

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

Attn: Compliance Officer

Fax: (301) 654-6714

EXHIBIT A TO FORM OF MASTER AGREEMENT

Form Of Confidentiality Agreement

Confidentiality Agreement

This Confidentiality Agreement (“Agreement”), is made effective this          day of February, 2006 (the “Effective Date”) by and among CARGILL, INCORPORATED, a Delaware corporation (“Cargill, Incorporated”), CARGILL COMMODITY SERVICES INC., a Delaware corporation (“CCSI”) (Cargill, Incorporated and CCSI are referred to collectively as “Cargill”), ASALLIANCES BIOFUELS, LLC, a Delaware limited liability company, ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings”), and                             , a                              (“Producer”), collectively referred to hereinafter as “Parties” or individually as a “Party.”

1.	Purpose of This Agreement.

The purpose of this Agreement is for the Parties to discuss matters relating to or in connection with the Master Agreement, including the Goods and Services Agreements and the Grain Facility Lease referred to therein, entered into by the Parties dated as of February 6, 2006 (the “Master Agreement”) and the respective obligations of the Parties thereunder (“Purpose”), and to protect the confidential nature of such discussions. In order to facilitate discussions contemplated hereunder, Cargill may receive from, and provide to, Producer certain Confidential Information, as defined below. Each Party’s information is proprietary, secret, and confidential, and will be disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) on the following terms and conditions.

2.	Definition of Confidential Information.

“Confidential Information” shall mean any and all business, technical, and financial information related to the Purpose set forth above and disclosed by one Party to the other Party, either directly or indirectly. Confidential Information may include, by way of example, but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, financial information and other information, or its potential use, that is owned by or in possession of Producer or Cargill.

Confidential Information shall not include that which: (a) is in the public domain prior to disclosure by Disclosing Party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the Receiving Party; (c) is lawfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party; or (d) is independently developed by an employee(s) of the Receiving Party with no access to the disclosed Confidential Information.

If Confidential Information is legally disclosed in confidence to the Receiving Party by a third party, then: (a) the Receiving Party shall have the right to use that portion of the above-mentioned Confidential Information so disclosed by the third party in connection with work done for that third party; and (b) such disclosure by that third party shall not place that portion of the above-mentioned Confidential Information in the public domain, and shall not relieve the Receiving Party of its obligations under this Agreement.

3.	Obligations of Protection.

Proper and appropriate steps shall be taken and maintained by the Receiving Party, at all times, to protect the Confidential Information received. Dissemination of Confidential Information shall be limited to employees or agents that are directly involved with discussions contemplated by this Agreement, and even then only to such extent as is necessary and essential. The Parties shall inform their employees and agents of the confidential nature of the information disclosed hereunder and cause all such employees and agents to abide by the terms of this Agreement.

In addition, each Party may disclose Confidential Information regarding the Ethanol Facility and the performance of the Master Agreement, including the material terms thereof, to the Financing Parties as defined in the Master Agreement and to financial institutions and other Persons providing or expressing interest in providing debt financing or refinancing, lease financing and/or other credit support to Producer in connection with the construction and operation of the Ethanol Facility, and to the agent or trustee of any of them, to rating agencies, to Persons to which offering statements or other disclosure documents associated with the private or public offering of debt securities by or on behalf of Producer are provided and to Persons that are potential equity transferees or purchasers of the Ethanol Facility; provided, however, that such Persons agree to bound by the terms hereof or otherwise agree to maintain the confidential nature of the information hereof in a manner reasonably acceptable to the Parties. Notwithstanding the foregoing, (i) each Party may publish information regarding the Master Agreement or the Ethanol Facility with the express written consent of the other Party, which consent shall not be unreasonably withheld, and (ii) each Party may provide information with respect to the Master Agreement and the Ethanol Facility to its board members and equity owners consistent with its internal governance practices.

4.	Obligations of Non-disclosure.

The Receiving Party shall not disclose the Disclosing Party’s Confidential Information to any unauthorized party without prior express written consent of the Disclosing Party or unless required by law or court order. If a Party is required by law or court order to disclose Confidential Information of the other Party, they shall give the Disclosing Party prompt notice of such requirement so that an appropriate protective order or other relief may be sought.

5.	Authorized Use and Ownership of Confidential Information.

Confidential Information will be used only in connection with discussions contemplated by this Agreement; no other use will be made of it by the Receiving Party, it being recognized that both Parties have reserved all rights to their respective Confidential Information not expressly granted herein.

All documents containing Confidential Information and provided by the Disclosing Party shall remain the property of the Disclosing Party, and all such documents, and copies thereof, shall be returned or destroyed upon the request of the

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Disclosing Party. Documents prepared by the Receiving Party using Confidential Information of the Disclosing Party, or derived therefrom, shall be destroyed upon request of the Disclosing Party, confirmation of which shall be provided in writing. The Receiving Party, however, may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only.

6.	Term of Disclosure and Duration of Confidentiality.

The period for disclosure of Confidential Information between the Parties under this Agreement shall be coterminous with the term of the Master Agreement. The obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, however, shall endure for one (1) year from the expiration or earlier termination of the Master Agreement.

7.	Ownership of Intellectual Property.

This Agreement is not, and is not intended to be, for the development of or the conception of inventions. Should the Parties hereto choose to pursue such activities, the Parties hereby agree to draft a subsequent written agreement for such activities.

Except as expressly provided herein, no license or right is granted hereby to the Receiving Party, by implication or otherwise, with respect to or under any patent application, patent, claims of patent or proprietary rights of the Disclosing Party.

8.	General Provisions.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, USA (notwithstanding conflict of laws).

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

Failure to enforce any provisions of this Agreement shall not constitute a waiver of any of the terms and conditions hereof.

No amendment, modification, or waiver of the terms of this Agreement shall be binding unless placed in writing and duly executed by the Parties’ authorized representatives.

[Signature page follows.]

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The Parties, through their authorized representatives, hereby agree to the terms and conditions of this Confidentiality Agreement.

CARGILL, INCORPORATED	_______________________________________

By:	By:
Name:	Name:
Title:	Title:

CARGILL COMMODITY SERVICES INC.	ASA OPCO HOLDINGS, LLC

By:	By:
Name:	Name:
Title:	Title:

ASALLIANCES BIOFUELS, LLC

By:
Name:
Title:

S-1

EXHIBIT B TO FORM OF MASTER AGREEMENT

Prohibited Parties

1.	Archer Daniels Midland Company

2.	CHS INC.

3.	Tate & Lyle PLC

4.	The Scoular Company

5.	Bunge Limited